Exhibit 5.1

31 March 2003

HSBC Holdings plc
8n Canada Square
Canary Wharf
London
E14 5HQ


Dear Sirs

Registration Statement on Form S-8 (The "Registration Statement")

We are English solicitors to HSBC Holdings plc ("the Company").

This opinion is being furnished in connection with the proposed Registration Statement being filed by the Company with the Securities and Exchange Commission (the "SEC") under the United States Securities Act of 1933, as amended (the "Act") on or about 31 March 2003 related to Household International, Inc.'s 1996 Long-Term Executive Incentive Compensation Plan (the "Plan").

For the purpose of giving this opinion we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Certificate of Incorporation and the Memorandum and Articles of Association of the Company and such other documents as we have considered necessary or appropriate. We have assumed the comp0leteness and authenticity of all documents submitted to us as originals, the conformity to original documents of all copies submitted to us and that all relevant shareholder, Board or Board committee meetings were properly convened and conducted and that the resolutions passed at those meetings were duly passed and have not been amended or rescinded and are in full force and effect.

Based upon, and subject to, the foregoing, we are of the opinion that:

     1. The company has been duly organized and is validly existing as a public company under the laws of England and Wales; and

     2. Subject to the Ordinary Shares to be issued upon the exercise of options or awards granted pursuant to the Plan being allotted and issued by valid resolutions of the Board of Directors of the Company or any appropriately constituted committee of the Board of Directors on terms that such Ordinary Shares are to be issued credited as fully paid, such Ordinary Shares will upon issue by duly authorized and validly issued and fully paid and no further contribution to the Company in respect thereof will be required from the registered holders thereof by virtue only of their being such holders under the laws of England and Wales.

This opinion relates solely to English law as applied by the English Courts as at the date of this opinion, and is given on the basis that it will be governed by and construed in accordance with English law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent we do not hereby admit that we are experts with respect to any part of the Registration Statement, including this exhibit, within the meaning of the term "expert" as used within the Act, or the Rules and Regulations of the SEC thereunder.

Yours faithfully


Norton Rose